Internal Stock Market Rules
                    (As amended and restated April 12, 2001


     The following rules are to be applied to the operation of the DynCorp Internal Stock Market.

     DynEx may, from time to time, change Market rules and procedures and may, in its discretion, postpone or cancel a scheduled Trade Date at any time.

     The Market permits DynCorp stockholders to sell shares of DynCorp common stock on predetermined Trade Dates each year. Normally, a Trade Date will be scheduled once each fiscal quarter. Sales will be made at the prevailing Formula Price to trustees and administrators of DynCorp's employee benefit plans and to eligible employees and directors of DynCorp. Any employee or director who resides in a state where direct individual purchase through the Market is permitted, whether by reason of registration under or exemption from state securities laws, is eligible to make purchases on the Market. In addition, DynCorp is authorized, but not obligated, to sell or purchase shares in the Market in order to balance a trade, provided that DynCorp cannot be both a seller and a buyer on the same Trade Date.

     All record holders of DynCorp common stock are eligible to offer to sell some or all of the shares owned by them on any Trade Date. In the case of shares owned beneficially, sales must be directed by the record holder and in accordance with any relevant instrument relating to the rights and obligations of the respective parties. If the aggregate number of shares offered for sale by the sellers is greater than the aggregate number of shares sought to be purchased by authorized buyers on a specific Trade Date, offers to sell will be treated in the following manner.

o Offers to sell shares (other than Accelerated Distribution Shares (1)) by the trustees of the Savings and Retirement Plan (SARP) and Capital Accumulation and Retirement Plan (CAP), up to the number of shares sought to be purchased by the SARP and CAP trustees, will be accepted for purchase first.

o Offers to sell 500 shares or less (other than Accelerated Distribution Shares), up to the first 500 shares if more than 500 shares are offered by a seller, will be accepted for purchase next. If there are insufficient purchase orders to support the primary allocation of 500 shares per seller, then the purchase orders will be allocated on an equal percentage of the first 500 shares per seller, among all of the proposed sellers.

o If additional purchase orders then remain open, the same procedure will be applied to the next 10,000 shares (other than Accelerated Distribution Shares) remaining to be offered by each seller.

o If additional purchase orders then remain open, the same procedure will be applied to the next 20,000 shares (other than Accelerated Distribution Shares) remaining to be offered by each seller.

o If additional purchase orders then remain open, offers to sell any remaining shares (other than Accelerated Distribution Shares) will be accepted for purchase on a pro-rata basis based on the number of shares then remaining to be offered by each seller.

o If additional purchase orders then remain open, remaining offers to sell shares by the trustees of the SARP and CAP, including Accelerated Distribution Shares, will be accepted for purchase on a pro-rata basis based on the total number of such shares offered for sale.

o Subject to applicable legal or contractual restrictions and the availability of funds, DynCorp may, in its discretion, purchase sufficient shares on each Trade Date so that each stockholder wishing to sell shares will be able to sell additional shares in accordance with some or all of the above preferences.

     If the aggregate purchase orders exceed the number of shares available for sale, the following prospective buyers will have priority, in the order listed:

1.       the administrator of the Employee Stock Purchase Plan;
2.       the trustees of the SARP and CAP; and
3.       eligible employees and directors, on a pro rata basis.

     To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares for sale, DynCorp may, but is not obligated to, sell shares into the Market.

--------
(1) "Accelerated Distribution Shares" are shares offered for sale by the SARP or CAP trusts in conjunction with an Accelerated Distribution of ESOP Accounts for terminated participants.

     Buck Investment Services ("BIS"), an NASD-registered broker-dealer, will maintain the Market for DynEx. Prior to each Trade Date, BIS will notify record holders in writing of the pending Trade Date and price at which shares will be sold and will provide instructions regarding submission of stock certificates and other administrative requirements. BIS will receive all sell orders from stockholders and purchase orders from authorized buyers. On the Trade Date, BIS will clear trades on an agency-only, unsolicited basis between sellers and buyers of shares (including, to the extent applicable, DynCorp) according to the priority rules described above. BIS will then forward payments to sellers, minus the commission, and will issue the shares to the buyers. Shares will be issued in book-entry form unless certificated form is required by law or requested by the buyer. Commission provisions are discussed in the underlying agreement with BIS.

     Sale or purchase orders must be delivered to BIS no later than close of business on the second business day prior to a Trade Date.

     Individual sellers (other than sellers of Accelerated Distribution Shares) will pay a sales commission to BIS of one percent (1%) of the sales price. The Company and the SARP and CAP trustees will not pay such a commission in the event of a sale. Buyers will not pay any commission.

     For purchases by entities such as plan administrators, DynCorp will coordinate wire transfers of payments to BIS' Special Reserve Account, established for the protection of customer funds, with transmittal instructions to be issued no later than noon on the first business day following the day BIS advises DynCorp of the amount required. For purchases by individuals, deposits in good federal funds must be received by BIS' Special Reserve Account prior to the Trade Date.


     Shares purchased by individual employees or directors may be issued in joint names or in the name of a trust for the benefit of the buyer or eligible transferees.

     BIS will not buy or sell shares for its own account.

     Shares issued as a result of purchases in the Market will be subject to the following restrictions regarding resale or other distribution of the shares:

     Shares purchased on the Market may not be sold or transferred by the holder to any third party, other than:

 o      by descent or distribution;

 o      by bona fide gift;

 o by transfers within a trust or other qualified tax-free entity, or distribution by the trust or such entity to a participant, in the case of an employee benefit plan, or a beneficial owner, in the case of another tax-free entity; or

 o by bona fide sale after the holder has first offered in writing to sell the share to DynCorp at the same price and under substantially the same terms as apply to the intended sale, and DynCorp has failed or declined in writing to accept such terms within 14 days of receipt by the Corporate Secretary of DynCorp of such written offer or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance;

provided, however, that the sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by DynCorp and within 60 days following such event, or DynCorp must again be offered such refusal rights prior to a sale of the shares; provided further, however, that this restriction on transfer shall not apply to:

o       any subsequent sale transaction made through the Market; or

o any transactions made at any time while the common stock is listed for trading on a national securities exchange or on the over-the-counter market.